Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Fiscal 2026 Results, Announces Acquisition of LaCorium Health

•Reported revenues of $281.6 million in Q4 and $1,088.7 million in fiscal year 2026
•Diluted EPS of $3.91 and Adjusted Diluted EPS of $4.38 in fiscal year 2026
•Announces agreement to acquire LaCorium Health, a leader in Australian therapeutic skin care
•Introducing Outlook for Fiscal 2027 Organic Revenue Growth and Adjusted Diluted EPS of 1% to 3%, respectively, excluding the impact of acquisitions

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-May 13, 2026-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its fourth quarter and fiscal year ended March 31, 2026.

“Our fiscal 2026 demonstrated the resilience of our business model in a challenging consumer backdrop.
Our diversified portfolio of leading brands with deep consumer heritage supports a durable financial profile and drives strong, growing free cash flow. In fiscal 2026, this resulted in $246.4 million of free cash flow driven by continued strength that included strong growth for Fleet®, Dramamine®, and Hydralyte® in our Gastrointestinal category, which helped partially offset the impacts of limited eye care production as well as fourth quarter shipping disruptions in the Middle East.”

Fourth Fiscal Quarter Ended March 31, 2026

Reported revenues in the fourth quarter of fiscal 2026 of $281.6 million decreased 5.0% from $296.5 million in the fourth quarter of fiscal 2025 and decreased 6.4% versus the prior fiscal fourth quarter excluding the impact of foreign currency. The revenue performance versus the prior year comparable period reflected lower Eye & Ear Care category sales, driven primarily by limited ability to supply demand for Clear Eyes® and the expected headwind associated with accelerated order timing in the fourth quarter of the prior year.

Reported net income for the fourth quarter of fiscal 2026 was $53.9 million versus the prior fiscal fourth quarter of $50.1 million. Diluted earnings per share of $1.13 for the fourth quarter of fiscal 2026 compared to $1.00 in the prior year comparable period. Non-GAAP adjusted net income for the fourth quarter of fiscal 2026 was $58.5 million compared to $65.9 million in the prior year comparable period. Non-GAAP adjusted diluted earnings per share of $1.23 for the fourth quarter of fiscal 2026 compared to $1.32 in the prior year comparable period.

Adjustments to net income in the fourth quarter of fiscal 2026 included certain costs associated with Pillar5, our recently acquired sterile eye care facility, including various costs associated with improving and optimizing the facility for increases in long-term capacity, as well as costs associated with acquisitions and associated tax adjustments as well as an adjustment to normalize the tax rate to account for discrete items.

Adjustments to net income in the fourth quarter of fiscal 2025 included non-cash tradename impairments and an associated tax adjustment as well as an adjustment to normalize the tax rate to account for discrete items.

Fiscal Year Ended March 31, 2026

Reported revenues for fiscal year 2026 totaled $1,088.7 million, a decrease of 4.3% versus revenues of $1,137.8 million in the prior fiscal year. Revenues decreased 4.5% versus the prior fiscal year excluding the impact of foreign currency. The revenue performance for the fiscal year reflected the limited ability to supply demand for Clear Eyes®.

Reported net income for fiscal 2026 of $190.3 million compared to $214.6 million in the prior year. Reported fiscal 2026 diluted earnings per share was $3.91, compared to $4.29 in the prior year. On a non-GAAP adjusted basis, fiscal 2026 adjusted net income of $213.3 million and adjusted diluted earnings per share of $4.38 compared to adjusted net income and adjusted diluted earnings per share of $226.3 million and $4.52 in the prior year, respectively.

Adjustments to net income in fiscal 2026 include certain costs associated with Pillar5, our recently acquired sterile eye care facility, including various costs associated with improving and optimizing the facility for long-term capacity. Additional adjustments to net income in fiscal 2026 include a supplier loan write-off, costs associated with acquisitions, and associated tax adjustments as well as an adjustment to normalize the tax rate to account for discrete items.

Adjustments to net income in fiscal 2025 included non-cash tradename impairments associated with non-strategic indefinite-lived and finite-lived intangible assets, and an associated tax adjustment as well as an adjustment to normalize the tax rate to account for discrete items.

Segment Review

North American OTC Healthcare: Segment revenues of $234.5 million for the fourth quarter of fiscal 2026 decreased compared to the prior year comparable quarter's segment revenues of $248.9 million. The revenue decrease was primarily attributable to lower Eye & Ear Care category sales, driven by limited ability to supply demand for Clear Eyes®.

For fiscal 2026, reported revenues for the North American OTC segment were $913.6 million, which compared to $960.0 million in the prior year. The revenue decrease was primarily attributable to lower Eye & Ear Care category sales, driven by limited ability to supply demand for Clear Eyes® and the expected headwind associated with accelerated order timing in Q4 of the prior year.

International OTC Healthcare: Fiscal fourth quarter 2026 segment revenues of $47.1 million compared to $47.6 million reported in the prior year comparable period. The lower revenue performance was driven by shipping disruptions in the Middle East and lower Eye & Ear Care category sales.

For fiscal 2026, reported revenues for the International OTC Healthcare segment were $175.1 million, a decrease over the prior year’s revenues of $177.8 million, driven by lower Eye & Ear Care category sales and fourth quarter shipping disruptions, which were partly offset by an increase in the Women’s Health and Cough & Cold categories.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for fiscal 2026 was $257.6 million, an increase compared to $251.5 million in the prior year. Non-GAAP free cash flow in fiscal 2026 of $246.4 million increased from $243.3 million in the prior year.

In fiscal 2026, the Company opportunistically repurchased 2.3 million shares at a total investment of approximately $156 million.

The Company's net debt position as of March 31, 2026 was approximately $0.9 billion, resulting in a covenant-defined leverage ratio of 2.6x.

LaCorium Acquisition

The Company today is also announcing a definitive agreement to acquire LaCorium Health (“LaCorium”), for approximately $150 million in cash. The transaction, subject to customary conditions, is expected to close in second quarter fiscal 2027.

LaCorium generated approximately $40 million in trailing twelve months revenue through February 28, 2026 and is expected to generate approximately $12 million in EBITDA including the benefits from anticipated synergies once the business is fully integrated. LaCorium is delivering strong growth, and the Company expects double-digit net sales growth in calendar 2026 driven by a combination of category growth, innovation, and continued geographic expansion.

Founded in Australia and introduced in 1998, LaCorium is a leader in Australian therapeutic skin care designed to treat individual skin ailments. Products are sold under the Dermal Therapy®, Flexitol®, and Crampeze® brands in need-state categories such as lip care (cold sores), skin care (eczema & acne), foot care (heel balm, antifungal), hair & scalp (eczema), and more. Approximately 75% of sales are in Australia, where the brand maintains a leading #1 market position in lip care and #3 in foot care. Globally, products are sold in approximately 20 countries across North America, Asia, and the Middle East under the Flexitol® and Crampeze® brand names.

Fiscal 2027 Outlook

Ron Lombardi, Chief Executive Officer, stated, “As we begin fiscal 2027, we anticipate our proven financial model and diversified portfolio of leading, trusted brands will result in sales growth approximate to our long-term expectations. Our organic sales growth outlook range reflects strong momentum for our diversified portfolio of leading strategic brands and also accounts for variability in eye care supply as we prioritize quality and increase output of Clear Eyes® as well as an expectation for a continued volatile consumer backdrop.”

He continued, “We anticipate adjusted diluted EPS of $4.42 to $4.51, following sales growth and adjusted free cash flow of $250 million or more. We expect to provide an updated outlook for the year after the completion of the acquisitions of Breathe Right® and LaCorium, which we anticipate closing in June and July, respectively. Regarding recent fluctuations in energy costs, just like other inflationary periods of the past, we plan to leverage our leading portfolio, diverse supply chain, and agile operating model to manage and mitigate these costs as they arise in our fiscal 2027 and moving forward,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Fiscal 2027 Outlook
Revenue	$1,100 million to $1,121 million
Organic Revenue Growth	+1.0% to +3.0%
Adjusted Diluted E.P.S.	$4.42 to $4.51
Free Cash Flow	$250 million or more

Medium-Term Outlook

“Based on the acquisitions expected to close early in fiscal 2027, our expanded portfolio of leading brands, and the continued recovery of our eye care capacity, we expect a meaningful strengthening of our overall business profile and positioning. Combined with our continued disciplined approach to capital allocation, this positions us to deliver growth over the next three years that exceeds our long-term targets. Over this period, we expect to generate an approximately 10% annual CAGR for revenue growth, an EPS growth CAGR of approximately 8%, and exceptional free cash flow approaching $900 million in aggregate. This level of cash generation is expected to enable a rapid return to historical leverage levels, further enhancing shareholder value. We have a long track record of delivering superior shareholder value and remain focused on executing our business model to achieve these objectives and drive continued value creation” Mr. Lombardi concluded.

Fiscal 2026 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its fourth quarter and fiscal 2026 results tomorrow morning, May 14, 2026 at 8:30 a.m. ET. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at http://www.prestigeconsumerhealthcare.com/. To participate in the conference call via phone, participants may register for the call here to receive dial-in details and a unique pin. While not required, it is recommended to join 10 minutes prior to the event start. The slide presentation can be accessed from the Investor Relations page of the Company’s website by clicking on Webcasts and Presentations.

A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page.

Non-GAAP and Other Financial Information

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as “durable,” “growing,” "outlook," “forecast,” "may," "will," "would," "expect," “positioned,” “anticipate,” “plan,” or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, adjusted diluted earnings per share, and free cash flow; the strength of the Company’s financial profile, improvements in eye care supply from the acquisition of Pillar5 and increased manufacturing capacity from capital investments; LaCorium’s net sales growth; the timing of the closing of acquisitions; the impact of volatile markets on consumer spending; the timing of the Company’s return to historical leverage; and the Company’s ability to manage and mitigate energy costs and enhance shareholder value. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of business and economic conditions, including as a result of evolving U.S. and international tariffs and trade actions, labor shortages, inflation and geopolitical instability, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2025 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.

Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at
www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Consolidated Statement of Income and Comprehensive Income
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
(In thousands, except per share data)	2026	2025	2026	2025
Total Revenues	281,617	296,518	1,088,705	1,137,762

Cost of Sales
Cost of sales excluding depreciation	132,404	124,318	482,794	494,416
Cost of sales depreciation	2,914	2,190	10,333	8,883
Cost of sales	135,318	126,508	493,127	503,299
Gross profit	146,299	170,010	595,578	634,463

Operating Expenses
Advertising and marketing	35,089	37,004	148,782	155,723
General and administrative	30,280	27,050	116,447	108,209
Depreciation and amortization	5,438	5,062	20,940	21,290
Goodwill and tradename impairment	—	12,466	—	12,466
Total operating expenses	70,807	81,582	286,169	297,688
Operating income	75,492	88,428	309,409	336,775

Other expense (income)
Interest expense, net	11,428	10,759	42,339	47,632
Other expense (income), net	(708)	3,710	9,574	4,954
Total other expense, net	10,720	14,469	51,913	52,586
Income before income taxes	64,772	73,959	257,496	284,189
Provision for income taxes	10,844	23,831	67,195	69,584
Net income	$53,928	$50,128	$190,301	$214,605

Earnings per share:
Basic	$1.14	$1.01	$3.93	$4.32
Diluted	$1.13	$1.00	$3.91	$4.29

Weighted average shares outstanding:
Basic	47,433	49,656	48,456	49,697
Diluted	47,686	50,064	48,720	50,080

Comprehensive income, net of tax:
Currency translation adjustments	1,962	2,586	9,387	(3,083)
Unrecognized net loss on pension plans	(96)	(81)	(96)	(81)
Total other comprehensive income (loss)	1,866	2,505	9,291	(3,164)
Comprehensive income	$55,794	$52,633	$199,592	$211,441

Prestige Consumer Healthcare Inc.
Consolidated Balance Sheet
(Unaudited)

(In thousands)	March 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$63,868	$97,884
Accounts receivable, net of allowance of $18,187 and $16,314, respectively	191,920	194,293
Inventories	159,132	147,709
Prepaid expenses and other current assets	16,564	8,442
Total current assets	431,484	448,328

Property, plant and equipment, net	121,689	74,548
Operating lease right-of-use assets	27,780	28,238
Finance lease right-of-use assets, net	21,776	25,056
Goodwill	581,109	527,425
Intangible assets, net	2,299,605	2,295,350
Other long-term assets	10,870	3,273
Total Assets	$3,494,313	$3,402,218

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$22,791	$18,925
Accrued interest payable	15,578	15,703
Operating lease liabilities, current portion	6,910	6,047
Finance lease liabilities, current portion	2,656	2,490
Other accrued liabilities	72,989	63,458
Total current liabilities	120,924	106,623

Long-term debt, net	993,953	992,357
Deferred income tax liabilities	447,417	419,594
Long-term operating lease liabilities, net of current portion	20,955	22,732
Long-term finance lease liabilities, net of current portion	17,968	20,624
Other long-term liabilities	5,580	5,391
Total Liabilities	1,606,797	1,567,321

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued – 56,211 shares at March 31, 2026 and 56,010 shares at March 31, 2025	562	560
Additional paid-in capital	608,520	593,402
Treasury stock, at cost – 8,892 shares at March 31, 2026 and 6,501 at March 31, 2025	(439,301)	(277,208)
Accumulated other comprehensive loss, net of tax	(28,368)	(37,659)
Retained earnings	1,746,103	1,555,802
Total Stockholders' Equity	1,887,516	1,834,897
Total Liabilities and Stockholders' Equity	$3,494,313	$3,402,218

Prestige Consumer Healthcare Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Year Ended March 31,
(In thousands)	2026	2025
Operating Activities
Net income	$190,301	$214,605
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,273	30,173
Loss on sale or disposal of property and equipment	165	234
Deferred and other income taxes	22,697	14,409
Amortization of debt origination costs	1,797	1,754
Stock-based compensation costs	10,835	11,157
Non-cash operating lease cost	7,850	7,247
Write-off of supplier loan	10,332	—
Impairment loss	—	12,466
Other	—	1,411
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	(3,685)	(16,327)
Inventories	(1,597)	(9,314)
Prepaid expenses and other current assets	(6,968)	4,655
Accounts payable	(151)	(19,411)
Accrued liabilities	2,527	6,984
Operating lease liabilities	(7,781)	(7,630)
Other	32	(898)
Net cash provided by operating activities	257,627	251,515

Investing Activities
Purchases of property, plant and equipment	(11,178)	(8,224)
Acquisitions, net of cash acquired	(123,736)	(8,250)
Other	(1,927)	(978)
Net cash used in investing activities	(136,841)	(17,452)

Financing Activities
Term Loan repayments	—	(135,000)
Borrowings under revolving credit agreement	40,000	—
Repayments under revolving credit agreement	(40,000)	—
Net increase in line of credit	2,986	—
Payments of finance leases	(2,482)	(4,536)
Proceeds from exercise of stock options	4,285	14,802
Fair value of shares surrendered as payment of tax withholding	(4,322)	(5,832)
Repurchase of common stock	(156,283)	(51,509)
Other	(246)	—
Net cash used in financing activities	(156,062)	(182,075)

Effects of exchange rate changes on cash and cash equivalents	1,260	(573)
(Decrease) increase in cash and cash equivalents	(34,016)	51,415
Cash and cash equivalents - beginning of year	97,884	46,469
Cash and cash equivalents - end of year	$63,868	$97,884
Interest paid	$43,843	$47,804
Income taxes paid	$45,944	$52,117

Prestige Consumer Healthcare Inc.
Consolidated Statement of Income
Business Segments
(Unaudited)

	Three Months Ended March 31, 2026
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$234,545	$47,072	$281,617
Cost of sales	113,171	22,147	135,318
Gross profit	121,374	24,925	146,299
Advertising and marketing	27,174	7,915	35,089
Contribution margin	$94,200	$17,010	111,210
Other operating expenses			35,718
Operating income			75,492
*Intersegment revenues of $1.5 million were eliminated from the North American OTC Healthcare segment.

	Year Ended March 31, 2026
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$913,576	$175,129	$1,088,705
Cost of sales	412,699	80,428	493,127
Gross profit	500,877	94,701	595,578
Advertising and marketing	120,847	27,935	148,782
Contribution margin	$380,030	$66,766	446,796
Other operating expenses			137,387
Operating income			$309,409
*Intersegment revenues of $3.8 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended March 31, 2025
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$248,949	$47,569	$296,518
Cost of sales	107,463	19,045	126,508
Gross profit	141,486	28,524	170,010
Advertising and marketing	29,794	7,210	37,004
Contribution margin	$111,692	$21,314	133,006
Other operating expenses**			44,578
Operating income			$88,428
*Intersegment revenues of $1.4 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the three months ended March 31, 2025 includes a tradename impairment charge of $12.5 million.

	Year Ended March 31, 2025
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$960,010	$177,752	$1,137,762
Cost of sales	428,871	74,428	503,299
Gross profit	531,139	103,324	634,463
Advertising and marketing	129,431	26,292	155,723
Contribution margin	$401,708	$77,032	478,740
Other operating expenses**			141,965
Operating income			$336,775
* Intersegment revenues of $3.9 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the year ended March 31, 2025 includes a tradename impairment charge of $12.5 million.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted Diluted EPS, Non-GAAP Free Cash Flow, and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding the impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus amortization of inventory fair value step-up, depreciation of idle manufacturing assets during remediation period and acquired facility remediation, period overhead and idle capacity costs.
•Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.
•Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus costs associated with acquisition and depreciation of idle assets recorded in General and Administrative expenses during remediation period.
•Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less amortization of inventory fair value step-up, acquired facility remediation, period overhead and idle capacity costs, costs associated with acquisition in General and Administrative expenses, supplier loan write-off and tradename impairment.
•Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP adjusted EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income before amortization of inventory fair value step-up, depreciation of idle manufacturing assets during remediation period, acquired facility remediation, period overhead and idle capacity costs, supplier loan write-off, costs associated with acquisition in General and Administrative expenses, acquired facility depreciation, tradename impairment, tax impact of adjustments and normalized tax rate adjustment.
•Non-GAAP Adjusted Diluted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the diluted weighted average number of shares outstanding during the period.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,000,000 at March 31, 2026 and $1,000,000 at

March 31, 2025) less cash and cash equivalents ($63,868 at March 31, 2026 and $97,884 at March 31, 2025). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2026	2025	2026	2025
(In thousands)
GAAP Total Revenues	$281,617	$296,518	$1,088,705	$1,137,762
Revenue Change	(5.0)%		(4.3)%
Adjustment:
Impact of foreign currency exchange rates	—	4,292	—	2,718
Total adjustment	—	4,292	—	2,718
Non-GAAP Organic Revenues	$281,617	$300,810	$1,088,705	$1,140,480
Non-GAAP Organic Revenue Change	(6.4)%		(4.5)%

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2026	2025	2026	2025
(In thousands)
GAAP Total Revenues	$281,617	$296,518	$1,088,705	$1,137,762

GAAP Gross Profit	146,299	170,010	595,578	634,463
GAAP Gross Profit as a Percentage of GAAP Total Revenue	51.9%	57.3%	54.7%	55.8%

Adjustments:
Amortization of inventory fair value step‑up	700	—	700	—
Depreciation of idle manufacturing assets during remediation period (a)	475	—	475	—
Acquired facility remediation, period overhead and idle capacity costs (b)	8,402	—	8,402	—
Total adjustments	9,577	—	9,577	—
Non-GAAP Adjusted Gross Margin	$155,876	$170,010	$605,155	$634,463
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	55.4%	57.3%	55.6%	55.8%
(a) Represents depreciation expense recorded during the remediation period following the acquisition of Pillar5, during which certain production lines were not operating. Management believes this depreciation is not reflective of expected ongoing depreciation levels once the facility is fully remediated and operating at normal production levels.
(b) Represents manufacturing and administrative overhead incurred during a remediation period following the acquisition of Pillar5, during which production was significantly constrained. As a result, normal overhead absorption levels were not achieved, leading to elevated unit costs. Management believes these costs are not indicative of the Company’s expected ongoing operating cost structure once the facility is fully remediated and operating at normal production levels.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2026	2025	2026	2025
(In thousands)
GAAP General and Administrative Expense	30,280	27,050	116,447	108,209
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	10.8%	9.1%	10.7%	9.5%

Adjustments:
Costs associated with acquisitions (a)	2,756	—	3,228	—
Depreciation of idle assets recorded in G&A during remediation period (b)	135	—	135	—
Total adjustments	2,891	—	3,363	—
Non-GAAP Adjusted General and Administrative Expense	$27,389	$27,050	$113,084	$108,209
Non-GAAP Adjusted General and Administrative Expense Percentage as a Percentage of GAAP Total Revenues	9.7%	9.1%	10.4%	9.5%

(a) Costs related to the consummation of the acquisition process such as legal and other acquisition-related professional fees.
(b) Represents depreciation expense recorded during the remediation period following the acquisition of Pillar5, during which certain production lines were not operating. Management believes this depreciation is not reflective of expected ongoing depreciation levels once the facility is fully remediated and operating at normal production levels.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended March 31,		Year Ended March 31,
	2026	2025	2026	2025
(In thousands)
GAAP Net Income	$53,928	$50,128	$190,301	$214,605
Interest expense, net	11,428	10,759	42,339	47,632
Provision for income taxes	10,844	23,831	67,195	69,584
Depreciation and amortization	8,352	7,252	31,273	30,173
Non-GAAP EBITDA	84,552	91,970	331,108	361,994
Non-GAAP EBITDA Margin	30.0%	31.0%	30.4%	31.8%

Adjustments:
Amortization of inventory fair value step‑up	700	—	700	—
Acquired facility remediation, period overhead and idle capacity costs (a)	8,402	—	8,402	—
Costs associated with acquisitions in G&A (b)	2,756	—	3,228	—
Supplier loan write-off	—	—	10,332	—
Tradename impairment	—	12,466	—	12,466
Total adjustments	11,858	12,466	22,662	12,466
Non-GAAP Adjusted EBITDA	$96,410	$104,436	$353,770	$374,460
Non-GAAP Adjusted EBITDA Margin	34.2%	35.2%	32.5%	32.9%

(a) Represents manufacturing and administrative overhead incurred during a remediation period following the acquisition of Pillar5, during which production was significantly constrained. As a result, normal overhead absorption levels were not achieved, leading to elevated unit costs. Management believes these costs are not indicative of the Company’s expected ongoing operating cost structure once the facility is fully remediated and operating at normal production levels.
(b) Costs related to the consummation of the acquisition process such as legal and other acquisition-related professional fees.

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Diluted Earnings Per Share:

	Three Months Ended March 31,				Year Ended March 31,
	2026	2026 Adjusted EPS	2025	2025 Adjusted EPS	2026	2026 Adjusted EPS	2025	2025 Adjusted EPS
(In thousands, except per share data)
GAAP Net Income and Diluted EPS	$53,928	$1.13	$50,128	$1.00	$190,301	$3.91	$214,605	$4.29
Adjustments:
Amortization of inventory fair value step‑up	700	0.01	—	—	700	0.01	—	—
Depreciation of idle manufacturing assets during remediation period (a)	610	0.01	—	—	610	0.01	—	—
Acquired facility remediation, period overhead and idle capacity costs (b)	8,402	0.18	—	—	8,402	0.17	—	—
Supplier loan write-off	—	—	—	—	10,332	0.21	—	—
Costs associated with acquisition in General and administrative expense (c)	2,756	0.06	—	—	3,228	0.07	—	—
Tradename impairment	—	—	12,466	0.25	—	—	12,466	0.25
Tax impact of adjustments (d)	(3,017)	(0.06)	(2,961)	(0.06)	(5,659)	(0.12)	(2,961)	(0.06)
Normalized tax rate adjustment (e )	(4,831)	(0.10)	6,266	0.13	5,430	0.11	2,236	0.04
Total adjustments	4,620	0.10	15,771	0.32	23,043	0.46	11,741	0.23
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS	$58,548	$1.23	$65,899	$1.32	$213,344	$4.38	$226,346	$4.52
(a) Represents depreciation expense recorded during the remediation period following the acquisition of Pillar5, during which certain production lines were not operating. Management believes this depreciation is not reflective of expected ongoing depreciation levels once the facility is fully remediated and operating at normal production levels.
(b) Represents manufacturing and administrative overhead incurred during a remediation period following the acquisition of Pillar5, during which production was significantly constrained. As a result, normal overhead absorption levels were not achieved, leading to elevated unit costs. Management believes these costs are not indicative of the Company’s expected ongoing operating cost structure once the facility is fully remediated and operating at normal production levels.
(c) Costs related to the consummation of the acquisition process such as legal and other acquisition-related professional fees.
(d) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of specific Non-GAAP performance measure.
(e) Income tax adjustment to adjust for discrete income tax items.
Note: Amounts may not add due to rounding.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow:

	Three Months Ended March 31,		Year Ended March 31,
	2026	2025	2026	2025
(In thousands)
GAAP Net Income	$53,928	$50,128	$190,301	$214,605
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	9,405	33,507	84,949	78,851
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(20,492)	(21,787)	(17,623)	(41,941)
Total adjustments	(11,087)	11,720	67,326	36,910
GAAP Net cash provided by operating activities	42,841	61,848	257,627	251,515
Purchases of property and equipment	(5,210)	(3,479)	(11,178)	(8,224)
Non-GAAP Free Cash Flow	$37,631	$58,369	$246,449	$243,291

Outlook for Fiscal Year 2027:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow and Projected Non-GAAP Adjusted Free Cash Flow:

(In millions)
Projected FY'27 GAAP Net cash provided by operating activities	$268
Additions to property and equipment for cash	(26)
Projected FY'27 Non-GAAP Free Cash Flow	242
Costs associated with Pillar5 manufacturing optimization and integration	8
Projected FY'27 Non-GAAP Adjusted Free Cash Flow	$250

Reconciliation of Projected GAAP Diluted EPS to Projected Non-GAAP Diluted Adjusted EPS:

	Low	High
Projected FY'27 GAAP Diluted EPS	$4.31	$4.40
Costs associated with Pillar5 manufacturing optimization and integration	0.11	0.11
Projected FY'27 Non-GAAP Adjusted Diluted EPS	$4.42	$4.51